Exhibit 99.1





March 8, 1999




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     RE:  NAVIDEC, Inc.

Dear Sirs:

We have read Item 4 of NAVIDEC, Inc. Form 8-K, dated March 8,
1999, and are in agreement with the statements contained in paragraphs 4(b) and (c) therein as they relate to us.

Very truly yours,



/s/ HEIN + ASSOCIATES LLP